================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of Earlier Event Reported): July 7, 2000

                                 EARTHLINK, INC.
             (Exact Name of Registrant as Specified in its Charter)

        Delaware                       001-15605                58-2511877
(State or other Jurisdiction    (Commission File Number)     (I.R.S. Employer
of Incorporation)                                            Identification No.)


                        1430 West Peachtree Street, N.W.
                                    Suite 400
                             Atlanta, Georgia 30309
                    (Address of Principal Executive Offices)

        Registrant's telephone number including area code: (404) 815-0770

                               -------------------


================================================================================

ITEM 5.  OTHER ITEMS

On February 4, 2000, EarthLink Network, Inc. ("EarthLink Network") and MindSpring Enterprises, Inc. ("MindSpring") merged to form a new corporation named EarthLink, Inc. ("EarthLink") in a transaction accounted for as a pooling of interests. Each outstanding share of EarthLink Network securities was exchanged for 1.615 shares of the equivalent security of EarthLink and each outstanding share of MindSpring common stock was exchanged for one share of the common stock of EarthLink. Other outstanding securities of the companies were converted on the same basis.

The consolidated financial statements of EarthLink as of December 31, 1999 and 1998 and for the three years then ended give retroactive effect to the merger of EarthLink Network and MindSpring. These financial statements were previously filed in EarthLink's 1999 Annual Report on Form 10-K as supplementary combined financial statements. The financial statements filed herewith are no longer supplementary as financial statements covering the date of the consummation of the business combination have been filed in EarthLink's Quarterly Report on Form 10-Q filed on May 15, 2000.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

                                EARTHLINK, INC.

                        INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
Report of Independent Accountants...........................     F-1

Report of Independent Public Accountants....................     F-2

Consolidated Balance Sheet as of December 31, 1998
  and 1999..................................................     F-3

Consolidated Statement of Operations for the three
  years ended December 31, 1999.............................     F-4

Consolidated Statement of Stockholders' Equity for
  the three years ended December 31, 1999...................     F-5

Consolidated Statement of Cash Flows for the three
  years ended December 31, 1999.............................     F-6

Notes to Consolidated Financial Statements..................     F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of EarthLink, Inc.

    In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheet and the related consolidated statement of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of EarthLink, Inc. and its subsidiary at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. These financial statements give retroactive effect to the merger of EarthLink Network, Inc. and MindSpring Enterprises, Inc., forming a new corporation named EarthLink, Inc., on February 4, 2000 in a transaction accounted for as a pooling of interests, as described in Note 1 to the consolidated financial statements. We did not audit the financial statements of MindSpring Enterprises, Inc., which statements reflect total assets of $247.6 million and $714.9 million as of December 31, 1998 and 1999, respectively, and total revenues of $52.6 million, $114.7 million and $328.1 million for each of the three years in the period ended December 31, 1999. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for MindSpring Enterprises, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide reasonable basis for the opinion expressed above.


PRICEWATERHOUSECOOPERS LLP

Century City, California
March 28, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To EarthLink, Inc.:

     We have audited the balance sheets of MINDSPRING ENTERPRISES, INC. (a Delaware corporation) as of December 31, 1998 and 1999 and the related statements of operations, stockholders' equity, and cash flows for the three years ended December 31, 1997, 1998 and 1999. These financial statements are the responsibility of MindSpring's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MindSpring Enterprises, Inc. as of December 31, 1998 and 1999 and the results of its operations and its cash flows for the three years ended December 31, 1997, 1998 and 1999 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 7, 2000

                                EARTHLINK, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1999
                                                              ---------   ----------
                                                                  (IN THOUSANDS)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 308,607   $  685,753
  Accounts receivable, net of allowance of $1,629,000 and
    $3,933,000 at December 31, 1998 and 1999,
    respectively............................................      8,057       16,367
  Prepaid expenses..........................................      5,082       19,596
  Other assets..............................................        598       13,672
                                                              ---------   ----------
    Total current assets....................................    322,344      735,388
Investments in other companies (Note 3).....................         --        4,000
Other long-term assets......................................      1,863       12,936
Property and equipment, net (Notes 1 and 4).................     71,047      151,435
Intangibles, net (Note 5)...................................    114,748      205,388
                                                              ---------   ----------
                                                              $ 510,002   $1,109,147
                                                              =========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....................................  $  28,119   $   47,074
  Accrued payroll and related expenses......................     11,484       15,850
  Other accounts payable and accrued liabilities............     32,477       58,947
  Current portion of capital lease obligations (Note 12)....     11,036       11,724
  Deferred revenue..........................................     16,274       28,732
                                                              ---------   ----------
    Total current liabilities...............................     99,390      162,327
Long-term liabilities:
  Convertible notes (Note 6)................................         --      179,975
  Long-term portion of capital lease obligations (Note
    12).....................................................     10,125        8,392
                                                              ---------   ----------
    Total liabilities.......................................    109,515      350,694

Commitments and contingencies (Note 12)

Stockholders' equity:
  Preferred stock, $0.01 par value, 100,000,000 shares
    authorized,
    Series A convertible 6,626,250 shares issued and
    outstanding December 31, 1998 and 1999 (Notes 8 and
    9)......................................................         66           66
    Series B convertible nil and 978,940 shares issued and
      outstanding December 31, 1998 and 1999, respectively
      (Note 8 and 9)........................................         --           10
  Common stock, $0.01 par value, 300,000,000 shares
    authorized, 103,514,969 and 116,864,610 shares issued
    and outstanding at December 31, 1998 and 1999,
    respectively............................................      1,035        1,169
  Stock subscriptions receivable............................     (1,041)          --
  Additional paid-in capital................................    540,408    1,085,109
  Warrants to purchase common stock (Note 10)...............        597          477
  Accumulated deficit.......................................   (140,578)    (328,378)
                                                              ---------   ----------
    Total stockholders' equity..............................    400,487      758,453
                                                              ---------   ----------
                                                              $ 510,002   $1,109,147
                                                              =========   ==========

   The accompanying notes are an integral part of these consolidated financial statements

                                EARTHLINK, INC.

                       CONSOLIDATED STATEMENT OF OPERATIONS


                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                 1997         1998         1999
                                                              ----------   ----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Narrowband access.........................................   $119,030     $260,229     $ 582,883
  Web hosting...............................................     12,557       22,007        47,435
  Broadband access..........................................      1,220        3,321        23,540
  Content, commerce and advertising.........................        637        5,057        16,575
                                                               --------     --------     ---------
    Total revenues..........................................    133,444      290,614       670,433
                                                               --------     --------     ---------

Operating costs and expenses:
  Cost of revenues..........................................     57,183      115,529       248,487
  Operations and member support.............................     44,801       80,244       182,134
  Sales and marketing.......................................     36,281       65,037       219,349
  General and administrative................................     23,168       34,575        67,876
  Acquisition-related costs (Note 5)........................      4,208       49,684       148,267
                                                               --------     --------     ---------
    Total operating costs and expenses......................    165,641      345,069       866,113
                                                               --------     --------     ---------

Loss from operations........................................    (32,197)     (54,455)     (195,680)
Interest income (expense), net..............................     (1,800)       3,671        21,986
                                                               --------     --------     ---------
      Net loss before income tax provision..................    (33,997)     (50,784)     (173,694)
Income tax provision........................................                  (2,394)
                                                               --------     --------     ---------
      Net loss..............................................    (33,997)     (53,178)     (173,694)
Deductions for accretion dividends (Note 9).................                  (7,601)      (14,106)
                                                               --------     --------     ---------
Net loss attributable to common stockholders................   $(33,997)    $(60,779)    $(187,800)
                                                               ========     ========     =========
Basic and diluted net loss per share........................   $  (0.44)    $  (0.66)    $   (1.65)
                                                               ========     ========     =========
Weighted average shares.....................................     77,387       91,466       113,637
                                                               ========     ========     =========

   The accompanying notes are an integral part of these consolidated financial statements

                                EARTHLINK, INC.

                   CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                       PREFERRED STOCK        COMMON STOCK           STOCK       ADDITIONAL
                                     -------------------   -------------------   SUBSCRIPTIONS    PAID-IN
                                      SHARES     AMOUNT     SHARES     AMOUNT     RECEIVABLE      CAPITAL     WARRANTS
                                     --------   --------   --------   --------   -------------   ----------   ---------
                                                                       (IN THOUSANDS)
Balance at December 31, 1996.......                         64,315     $  644                    $  48,705     $  599
Initial public offering, net of
  expenses.........................                          7,380         74                       26,152
Conversion of redeemable preferred
  stock into common stock..........                          4,404         44                       13,969
Conversion of debt to common
  stock............................                            181          2                          723
Issuance of common stock in
  connection with private
  placement........................                          4,716         47                       15,362
Issuance of common stock pursuant
  to exercise of stock options.....                            549          5                          469
Warrants issued in exchange for
  services (Note 10)...............                                                                               494
Net loss...........................
                                      ------      ----     -------     ------       -------      ----------    ------
Balance at December 31, 1997.......                         81,545        816                      105,380      1,093
Issuance of series A convertible
  preferred stock (Note 8).........    6,626      $ 66                                             134,934
Accretion of convertible preferred
  stock............................                                                                  7,601
Follow on offerings, net of
  expenses (Note 7)................                         16,677        167                      280,682
Conversion of debt to common
  stock............................                          1,265         13                        5,030
Issuance of common stock for
  services.........................                             32                                     130
Issuance of common stock pursuant
  to exercise of stock options.....                          2,739         27                        4,216
Issuance of common stock pursuant
  to exercise of warrants..........                          1,229         12                        1,394       (647)
Warrants issued in conjunction with
  marketing agreement..............                             --                                                 91
Warrants issued in exchange for
  services (Note 10)...............                             --                                                 60
Issuance of notes receivable from
  stock sales......................                             28                  $(1,041)         1,041
Net loss...........................                             --
                                      ------      ----     -------     ------       -------      ----------    ------
Balance at December 31, 1998.......    6,626        66     103,515      1,035        (1,041)       540,408        597
Issuance of series B convertible
  preferred stock (Note 8).........      979      $ 10                                              42,612
Accretion of convertible preferred
  stock............................                                                                 14,106
Follow on offering, net of expenses
  (Note 7).........................                          9,744         98                      446,540
Issuance of common stock pursuant
  to customer base acquisition
  (Note 2).........................                            752          7                       29,993
Issuance of common stock pursuant
  to exercise of stock options.....                          2,307         23                       10,929
Issuance of common stock pursuant
  to exercise of warrants..........                            547          6                          521       (120)
Collection of notes receivable from
  stock sales......................                                                   1,041
Net loss...........................
                                      ------      ----     -------     ------       -------      ----------    ------
Balance at December 31, 1999.......    7,605      $ 76     116,865     $1,169       $    --      $1,085,109    $  477
                                      ======      ====     =======     ======       =======      ==========    ======

                                                        TOTAL
                                     ACCUMULATED    STOCKHOLDERS'
                                       DEFICIT         EQUITY
                                     ------------   -------------
                                            (IN THOUSANDS)
Balance at December 31, 1996.......   $ (45,802)      $   4,146
Initial public offering, net of
  expenses.........................                      26,226
Conversion of redeemable preferred
  stock into common stock..........                      14,013
Conversion of debt to common
  stock............................                         725
Issuance of common stock in
  connection with private
  placement........................                      15,409
Issuance of common stock pursuant
  to exercise of stock options.....                         474
Warrants issued in exchange for
  services (Note 10)...............                         494
Net loss...........................     (33,997)        (33,997)
                                      ---------       ---------
Balance at December 31, 1997.......     (79,799)         27,490
Issuance of series A convertible
  preferred stock (Note 8).........                     135,000
Accretion of convertible preferred
  stock............................      (7,601)
Follow on offerings, net of
  expenses (Note 7)................                     280,849
Conversion of debt to common
  stock............................                       5,043
Issuance of common stock for
  services.........................                         130
Issuance of common stock pursuant
  to exercise of stock options.....                       4,243
Issuance of common stock pursuant
  to exercise of warrants..........                         759
Warrants issued in conjunction with
  marketing agreement..............                          91
Warrants issued in exchange for
  services (Note 10)...............                          60
Issuance of notes receivable from
  stock sales......................
Net loss...........................     (53,178)        (53,178)
                                      ---------       ---------
Balance at December 31, 1998.......    (140,578)        400,487
Issuance of series B convertible
  preferred stock (Note 8).........                      42,622
Accretion of convertible preferred
  stock............................     (14,106)
Follow on offering, net of expenses
  (Note 7).........................                     446,638
Issuance of common stock pursuant
  to customer base acquisition
  (Note 2).........................                      30,000
Issuance of common stock pursuant
  to exercise of stock options.....                      10,952
Issuance of common stock pursuant
  to exercise of warrants..........                         407
Collection of notes receivable from
  stock sales......................                       1,041
Net loss...........................    (173,694)       (173,694)
                                      ---------       ---------
Balance at December 31, 1999.......   $(328,378)      $ 758,453
                                      =========       =========

   The accompanying notes are an integral part of these consolidated financial statements

                                EARTHLINK, INC.

                       CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1997       1998       1999
                                                              --------   --------   ---------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $(33,997)  $(53,178)  $(173,694)
  Adjustments to reconcile net loss to net cash (used in)
    provided by operating activities, net of effect from
    acquisition:
    Depreciation and amortization...........................    18,070     69,953     190,504
    Loss on sale of assets..................................                               31
    Issuance of common stock in exchange for professional
      services..............................................                  130
    Issuance of warrants in exchange for professional
      services..............................................       494         60
    Increase in net accounts receivable.....................      (801)    (3,536)     (9,801)
    Increase in prepaid expenses and other assets...........      (362)    (3,496)    (32,077)
    Increase in accounts payable and accrued liabilities....     3,298     41,679      56,790
    Increase in deferred revenue............................     3,362     10,486      12,458
                                                              --------   --------   ---------
Net cash (used in) provided by operating activities.........    (9,936)    62,098      44,211
                                                              --------   --------   ---------
Cash flows from investing activities:
  Purchase of property and equipment........................   (22,570)   (44,492)   (109,819)
  Sale of property and equipment............................        --         --       1,416
  Purchase of intangible assets.............................    (2,364)   (27,321)   (227,494)
  Transaction costs.........................................               (9,914)
  Cash acquired from acquisition............................               23,750
  Investments in other companies............................                           (4,000)
  Purchase of restricted short-term investment..............      (200)
  Liquidation of restricted short-term investment...........        37      1,250
  Other.....................................................                 (159)        148
                                                              --------   --------   ---------
    Net cash used in investing activities...................   (25,097)   (56,886)   (339,749)
                                                              --------   --------   ---------
Cash flows from financing activities:
  Proceeds from issuance of notes payable...................     4,387        200     174,082
  Repayment of notes payable................................    (2,849)    (6,626)
  Proceeds from line of credit..............................                           77,987
  Repayment of line of credit...............................                          (80,000)
  Proceeds from capital lease obligations...................    10,544      9,275      13,456
  Principal payments under capital lease obligations........    (6,968)   (11,141)    (14,501)
  Proceeds from private placement of common stock...........    15,409
  Proceeds from public stock offerings......................    26,226    280,849     489,260
  Proceeds from warrants exercised..........................                  759         407
  Proceeds from stock options exercised.....................       474      4,243      10,952
  Proceeds from liquidation of stock subscription
    receivable..............................................                            1,041
                                                              --------   --------   ---------
    Net cash provided by financing activities...............    47,223    277,559     672,684
                                                              --------   --------   ---------
Net increase in cash and cash equivalents...................    12,190    282,771     377,146
Cash and cash equivalents, beginning of year................    13,646     25,836     308,607
                                                              --------   --------   ---------
Cash and cash equivalents, end of year......................  $ 25,836   $308,607   $ 685,753
                                                              ========   ========   =========
Acquisition, net of cash acquired (Note 2):
  Issuance of convertible preferred stock...................             $135,000
  Transaction costs.........................................                9,914
  Intangible assets.........................................             (121,164)
                                                                         --------
  Cash acquired from acquisition............................             $ 23,750
                                                                         ========

   The accompanying notes are an integral part of these consolidated financial statements

                                EARTHLINK, INC.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    EarthLink, Inc. (or the "Company"), is a leading Internet service provider, or ISP, providing reliable nationwide Internet access and related value-added services to our individual and business members. The Company was formed in February 2000 by way of the merger of EarthLink Network, Inc., ("EarthLink Network"), and MindSpring Enterprises, Inc., ("MindSpring") in a transaction accounted for as a "pooling of interests". By combining the two companies we formed the second largest Internet service provider in the United States.

BASIS OF PRESENTATION

    Each outstanding share of EarthLink Network securities was exchanged for
1.615 shares of the equivalent security of the new Company and each outstanding share of MindSpring common stock was exchanged for one share of the common stock of the new Company. Other outstanding securities of the companies were converted on the same basis. The effect of these conversions is reflected in the earnings per share of the new Company.

    The consolidated financial statements have been prepared to give retroactive effect to the merger of EarthLink Network and MindSpring in a transaction accounted for as a pooling of interests (see note 16). The financial statements also include the accounts of EarthLink Operations, Inc. a wholly-owned subsidiary the Consolidated Company. All intercompany transactions and balances have been eliminated in the financial statements. Separate results of EarthLink Network and MindSpring for the three years ended December 31, 1999 were as follows:

                                                   YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                 1997       1998       1999
                                               --------   --------   ---------
                                                       (IN THOUSANDS)
Revenue:
  EarthLink Network..........................  $ 80,888   $175,941   $ 342,288
  MindSpring.................................    52,556    114,673     328,145
                                               --------   --------   ---------
                                               $133,444   $290,614   $ 670,433
                                               ========   ========   =========
Net loss:
  EarthLink Network..........................  $(29,916)  $(59,782)  $(108,248)
  MindSpring.................................    (4,081)    10,544     (40,131)
  Adjustment to reflect establishment of tax
    valuation allowance......................               (3,940)    (25,315)
                                               --------   --------   ---------
                                               $(33,997)  $(53,178)  $(173,694)
                                               ========   ========   =========

    In 1998, MindSpring's management reviewed its net deferred tax asset, consisting primarily of net operating loss carryforwards and based on the net income generated in 1998 as well as the projections of future income determined that it was more likely than not that the deferred tax assets would be realized. Accordingly, the Company reversed its valuation allowance in 1998 and did not record one in 1999. In the course of the reorganization discussions, management of MindSpring and EarthLink Network reviewed the combined net deferred tax assets and concluded that sufficient uncertainty now exists regarding realizability of the net deferred tax asset. The financial statements of the Company include adjustments of $3.9 million and $25.3 million for 1998 and 1999, respectively, to give effect to the

                                EARTHLINK, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

reestablishment of a valuation allowance on the MindSpring net deferred tax assets. There were no intercompany transactions between the two companies or significant conforming accounting adjustments.

REVENUES

    Narrowband access revenues consists primarily of monthly fees charged to members for dial-up Internet access. Web hosting revenues consists of fees earned by leasing server space and providing web services to companies and individuals wishing to present a web or e-commerce presence. Broadband access revenues consists of fees charged for high-speed, high-capacity access services including cable, ISDN and DSL services. Content, commerce and advertising revenues are generated by leveraging the value of the Company's member base and user traffic. All revenues are recorded as earned.

CASH AND CASH EQUIVALENTS

    All short-term, highly liquid investments with an original maturity of three months or less at the date of acquisition are classified as cash equivalents.

ACCOUNTS RECEIVABLE AND DEFERRED REVENUES

    The Company bills for Internet service generally one month in advance. Accordingly, these non-cancelable advanced billings are included in both accounts receivable and deferred revenue.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and trade receivables. The Company's cash investment policies limit investments to short-term, investment grade instruments. Concentrations of credit risk with respect to trade receivables are limited due to the large number of members comprising the Company's member base.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is generally three to five years. Leasehold improvements are depreciated using the straight-line method over the shorter of their estimated lives or the term of the lease, ranging from one to ten years.

EQUIPMENT UNDER CAPITAL LEASE

    The Company leases certain of its data communications and other equipment under capital lease agreements. The assets and liabilities under capital lease are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are depreciated over the lesser of their estimated useful lives of three to five years or the term of the lease.

                                EARTHLINK, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLES

    Intangible assets consist primarily of acquired member bases, long-term marketing agreements, goodwill, deferred financing and other items. The costs assigned to intangible assets are being amortized on a straight-line basis over the estimated useful lives of the assets, which range from one to ten years. The Company regularly reviews the recoverability of intangible assets based on estimated undiscounted future cash flows from operating activities compared with the carrying values of the intangibles.

ADVERTISING AND MEMBER ACQUISITION COSTS

    Advertising and member acquisition costs are included in sales and marketing. Such costs are expensed as incurred. Advertising expenses were $9.3 million, $18.9 million and $98.4 million in 1997, 1998 and 1999, respectively.

INCOME TAXES

    Income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting basis and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

    The combined Company has retroactively adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" (EPS). Basic EPS represents the weighted average number of shares divided into net income during a reported period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, the combined Company has not included potential common stock in the calculation of EPS as such inclusion would have an anti-dilutive effect.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMMON STOCK BASED COMPENSATION

    Both EarthLink Network and MindSpring account for employee stock based compensation using the intrinsic value method in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees". The Company provides pro forma disclosures as if the measurement provisions of SFAS No. 123 had been adopted.

                                EARTHLINK, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LONG LIVED ASSETS

    Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain indentifiable intangible assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying value of long-lived assets is periodically reviewed by management, and impairment losses, if any, are recognized when the expected nondiscounted future operating cash flows derived from such assets are less than their carrying value. Management believes that no such impairments have occurred during the years ended December 31, 1998 and 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

    On December 3, 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," which summarizes certain of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Staff is providing this guidance due, in part, to the large number of revenue recognition issues that registrants encounter. The application of SAB 101 to revenue recognition is not expected to have a material effect on Earthlink, Inc.'s consolidated statement of operations.

2. STRATEGIC ALLIANCES AND ACQUISITIONS

    On February 10, 1998, EarthLink Network entered into certain agreements to establish a broad strategic relationship (the "Strategic Alliance") with Sprint Corporation ("Sprint") in the area of consumer Internet access and related services. In connection with the Strategic Alliance, on June 5, 1998, Sprint consummated a tender offer for 4.0 million shares of EarthLink Network's common stock at a price per share of $13.94 in cash to each tendering stockholder (the "Offer"). Immediately following the closing of the Offer, Sprint received approximately 6.6 million shares of the EarthLink Network's Series A convertible preferred stock which has been valued at $135 million, in exchange for
(i) transfer to the EarthLink Network of Sprint's approximately 130,000 Sprint Internet Passport subscribers, (ii) aggregate cash consideration of approximately $24 million and (iii) the exclusive right to use certain ports within Sprint's high-speed data network for four years. EarthLink Network and Sprint also entered into a Marketing and Distribution Agreement which includes a commitment by Sprint to deliver a minimum of 150,000 new subscribers per year for five years through its own channels, EarthLink Network's right to be Sprint's exclusive provider of consumer Internet access services for at least ten years and the right to use Sprint's brand and distribution network for at least ten years. Sprint has also provided EarthLink Network with a credit facility currently totaling $50 million (increasing to $100 million by June
2001) in the form of convertible senior debt. Collectively, the above is referenced to as the "Sprint Transaction".

    In connection with the Sprint Transaction, a newly-formed company, "EarthLink Operations, Inc.," was formed and became a wholly-owned subsidiary of the EarthLink Network, Inc. All references in these financial statements to EarthLink Network relate, collectively, to both EarthLink Network and EarthLink Operations, Inc.

    In September 1998, MindSpring entered into an Asset Purchase Agreement with America Online, Inc. ("AOL") and Spry, Inc. ("Spry"), a wholly-owned subsidiary of AOL, to purchase certain assets used in connection with the consumer dial-up Internet access business operated by Spry (the "Spry Agreement").

                                EARTHLINK, INC.

2. STRATEGIC ALLIANCES AND ACQUISITIONS (CONTINUED)

Pursuant to the Spry Agreement, MindSpring acquired Spry's subscriber base of approximately 130,000 individual Internet access members in the United States and Canada as well as various assets used in serving those members, including a member support facility and a network operations facility in Seattle, Washington. MindSpring also acquired all rights held by Spry to the "Spry" name. The acquisition was closed in October 1998 and the total purchase price for these assets was $32 million.

    In February 1999, MindSpring completed its acquisition of certain assets used in connection with the United States Internet access and Web hosting business operated by NETCOM On-Line Communication Services Inc., which subsequently changed its name to ICG Netahead, Inc. and is a wholly owned subsidiary of ICG Communications, Inc. In this transaction, MindSpring acquired NETCOM's subscriber base of approximately 408,000 individual Internet access accounts, 25,000 Web hosting accounts, 3,000 dedicated Internet access accounts in the United States and property and equipment valued at $13.2 million. MindSpring paid NETCOM approximately $245 million, consisting of $215 million in cash and $30 million in MindSpring common stock (752,232 shares, at a price per share of $39.88). MindSpring incurred additional expenses of approximately $4.2 million in connection with this acquisition.

    The following unaudited pro forma results of operations for the two years ended December 31, 1999, assume the acquisitions of the Sprint Internet Passport business and the Spry assets occurred on January 1, 1998 and the acquisition of the NETCOM business occurred on January 1, 1998 and 1999, respectively. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.


                                                         YEAR ENDED DECEMBER 31,
                                                        -------------------------
                                                           1998          1999
                                                        -----------   -----------
                                                        (IN THOUSANDS, EXCEPT PER
                                                          SHARE DATA UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenues........................................   $ 481,980     $ 689,290
Net loss..............................................    (223,024)     (188,948)
Deductions for accretion dividends (Note 9)...........     (13,126)      (14,106)
Net loss attributable to common stockholders..........    (236,150)     (203,054)
Basic and diluted net loss per share..................   $   (2.38)    $   (1.71)
Weighted average shares...............................      99,016       118,472

3. INVESTMENTS IN OTHER COMPANIES

    In July 1999, EarthLink Network committed to invest in eCompanies Venture Group, LP, ("EVG"), a limited partnership formed to invest in domestic emerging growth companies. Mr. Sky Dayton is a member of the EarthLink, Inc. board of directors and a founding partner in EVG. In 1999, EarthLink Network invested $4.0 million in EVG and has committed to invest an additional $6.0 million. The investment is accounted for under the cost method of accounting as the Company does not have the ability to exercise significant influence over the partnership's operating or financial policies. Any distributions of earnings from the partnership, will be recorded as income when declared.

                                EARTHLINK, INC.

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
                                                            (IN THOUSANDS)
Data center equipment...................................  $ 72,411   $150,424
Office and other equipment..............................    28,673     58,165
Leasehold improvements..................................     8,771     12,488
Construction in progress................................       541      4,526
                                                          --------   --------
                                                           110,396    225,603
Less accumulated depreciation and amortization..........   (39,349)   (74,168)
                                                          --------   --------
                                                          $ 71,047   $151,435
                                                          ========   ========

    Property under capital lease, primarily data communications equipment included above, aggregated $41.2 million and $41.4 million at December 31, 1998 and 1999, respectively. Included in accumulated depreciation and amortization are amounts related to property under capital lease of $19.6 million and $25.3 million at December 31, 1998 and 1999, respectively. Depreciation expense charged to operations was $13.0 million, $20.5 million and $41.0 million in 1997, 1998, and 1999, respectively.

5. INTANGIBLE ASSETS

    Intangible assets consist of:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1998       1999
                                                         --------   ---------
                                                            (IN THOUSANDS)
Member base............................................  $ 90,000   $ 334,695
Marketing and distribution agreement...................    20,000      20,000
Goodwill...............................................    36,164      36,164
Other..................................................    22,776      16,898
                                                         --------   ---------
                                                          168,940     407,757
Less accumulated amortization..........................   (54,192)   (202,369)
                                                         --------   ---------
                                                         $114,748   $ 205,388
                                                         ========   =========

    Intangible assets include (i) member bases acquired from Sprint, Spry and NETCOM, (ii) marketing and distribution agreements and goodwill acquired in the acquisition of the Sprint Internet Passport business and (iii) and various other intangible assets of lesser value. Intangible assets acquired in the acquisition of the Sprint Internet Passport business are being amortized on a straight-line basis over the estimated useful lives. The member base and goodwill, which represents the excess of consideration over the fair value of net assets acquired, were fully amortized as of December 31, 1999. The Marketing and Distribution Agreement is being amortized over 5 and 10 years which represents the life of the portion of the contract related to Sprint's provision of additional members and the overall contract life relative to the co-branding feature, respectively. The member bases acquired from Spry and NETCOM are being amortized over three years.

                                EARTHLINK, INC.

6. DEBT

CREDIT FACILITY

    On February 17, 1999, in conjunction with the NETCOM transaction, MindSpring entered into a credit agreement with First Union National Bank and several other lenders. In February 1999, the Company borrowed approximately $80 million under the credit facility to finance the NETCOM acquisition. The Company repaid all amounts outstanding under the credit facility using a portion of its net proceeds from the offering of common stock completed in April 1999. As a consequence of MindSpring's merger with EarthLink Network, Inc. and the Company, the credit facility was terminated.

CONVERTIBLE NOTES

    In March 1999, MindSpring filed a universal shelf registration statement with the Securities and Exchange Commission for the public offering from time to time of up to $800 million of debt and equity securities. In April 1999, MindSpring sold $180.0 million aggregate principal amount of 5% Convertible Subordinated Notes due 2006, raising net proceeds of approximately $174.1 million. The notes were convertible into shares of the common stock of MindSpring at any time prior to their maturity or their redemption by the Company at a rate of 16 shares per each $1,000 principal amount of notes, or $62.50 per share, subject to adjustment in certain circumstances. Interest is payable semi-annually on April 15 and October 15 of each year beginning
October 15, 1999. The notes were subordinated in right of payment to all senior debt of MindSpring. MindSpring had the option to redeem the notes before April 15, 2002, in whole or in part, at a redemption price equal to principal amount of the note plus accrued and unpaid interest, if any, to the redemption date, if the closing price for MindSpring's common stock exceeded 150% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of the mailing of the notice of redemption. MindSpring was required to make an additional payment of cash with respect to notes called for redemption of $200 per $1,000 note, less the amount of interest actually paid on such note prior to the call for redemption. Further the notes could be redeemed on or after April 15, 2002 at 102.86% of the principal amount declining to 100% by April 15, 2006.

    Upon completion of the merger, EarthLink adopted the indentures and the notes became convertible into shares of EarthLink common stock. Completion of the merger constituted a "change in control" of MindSpring under the indentures. Thus each holder of notes has the option to require EarthLink to repurchase that holder's notes at a repurchase price of 100% of the principal amount plus accrued interest to the date of repurchase. The repurchase price will be paid in cash. If all holders exercise this option the payment will be $184.3 million. A holder that chooses not to have the notes repurchased will thereafter hold convertible subordinated notes of EarthLink.

7. COMMON STOCK ISSUED

FOLLOW ON OFFERINGS

    In May 1998, MindSpring completed a follow on public offering of
6.0 million shares of its common stock at $8.84 per share. Net proceeds from the offering were approximately $49.8 million.

    In June 1998 EarthLink Network completed a follow on public offering of 6.1 million shares of its common stock at $18.58 per share. The offering consisted of 4.9 million shares, including 791,000 shares sold to Sprint in accordance with its preemptive rights under the Sprint Alliance, and an underwriter's over-allotment of 1.2 million shares. Net proceeds to the Company were approximately $106.3 million.

                                EARTHLINK, INC.

7. COMMON STOCK ISSUED (CONTINUED)

    In December 1998, MindSpring completed a follow on public offering of
4.6 million shares of its common stock at $28.50 per share. Net proceeds from the offering were approximately $124.8 million.

    In January 1999 EarthLink Network completed a follow on public offering of
3.9 million shares of its common stock at $45.59 per share. The offering consisted of 3.7 million shares and an underwriter's over-allotment of 160,000 shares exercised in February 1999. Net proceeds to EarthLink Network were approximately $170 million. In conjunction with the offering, Sprint exercised its preemptive rights to maintain its existing ownership level in EarthLink Network of approximately 27%, of which 10% is voting common stock. Accordingly, Sprint purchased 1.2 million shares of which 310,000 were common stock and 932,000 were series B convertible preferred stock. Proceeds from the sale of shares to Sprint were $54.1 million.

    In February 1999, Sprint exercised its preemptive rights to maintain its ownership in EarthLink Network after the exercise of the underwriter's over-allotment granted in connection with the aforementioned follow on public offering. Accordingly, Sprint purchased 62,000 shares of which 15,000 were common stock and 47,000 were series B convertible preferred stock. Series B convertible preferred stock has the same rights and privileges as series A convertible preferred stock shares, as described in Note 8, except that each share is convertible into one share of EarthLink Network common stock. Proceeds from the sale of stock to Sprint were $2.7 million.

    In April 1999 MindSpring completed a follow on public offering of
5.5 million shares of its common stock. Net Proceeds were approximately $263.5 million.

COMMON STOCK ISSUANCES FOR OTHER THAN CASH

    In January 1998, EarthLink Network issued 32,000 shares of its common stock to a consultant in lieu of cash for services provided pursuant to a consulting agreement. The fair value of the shares was recorded as prepaid professional services and amortized ratably over the term of the contract. Under this agreement EarthLink Network issued 32,000 additional shares of its common stock in January 1999.

8. CONVERTIBLE PREFERRED STOCK

    All issued and outstanding shares of Series A and B convertible preferred stock are held by Sprint (Note 2).

    The series A and B convertible preferred stockholders receive dividends at a rate per annum of 3% of the Liquidation Value (as defined below), compounded quarterly. For a period of five years from June 1998, such dividends are payable "in kind" by way of an increase in the Liquidation Value of the shares. Beginning in June 2003, holders of Series A convertible preferred stock will receive cumulative quarterly cash dividends of 3% annually. Beginning in June 2018, holders of the series A convertible preferred stock are entitled to cumulative quarterly cash dividends at an 8% annual rate of the Liquidation Value per share, increasing annually to a maximum rate of 12%.

    Upon voluntary or involuntary liquidation or winding up of the Company the holders of series A and B convertible preferred stock will receive, prior to any payment or distribution in respect of other shares of the Company's capital stock, an amount per share equal to the average market value of the common stock measured over the thirty day period ended on the June 5, 1998 (the "Average Stock Price"), plus all

                                EARTHLINK, INC.

8. CONVERTIBLE PREFERRED STOCK (CONTINUED)

accrued and unpaid dividends on such shares, whether in cash or in kind (such amount, the "Liquidation Value").

    Each share of series A and B convertible preferred stock is convertible into such number of shares of common stock as is determined by dividing the Liquidation Value by the "Conversion Price" in effect at such time. For the five year period following June 1998, the Conversion Price is equal to the Average Stock Price multiplied by 116.118%. Thereafter, the Conversion Price is increased annually by 6%, accruable quarterly. The Conversion Price is also subject to adjustment based on changes in capitalization of the common stock. Although conversion of the series A and B convertible preferred stock is at the holder's option, conversion is required in the event the Company consummates certain business combination transactions.

    Beginning in June 2001, the Company may elect to redeem the outstanding shares of series A and B convertible preferred stock at a redemption price per share equal to the Liquidation Value of such shares, including the acceleration of certain dividends, multiplied by a specified percentage. The specified percentage is initially equal to 103%, and will be reduced by 1% annually in each of the subsequent three years, and thereafter will be equal to 100%.

    The series A and B convertible preferred stockholders do not possess general voting rights together with holders of common stock. However, the series A and B convertible preferred stockholders are separately entitled to elect two of the Company's directors. This right terminates as to one of the directors if Sprint fails to maintain at least a 20% equity interest in EarthLink (on a fully diluted basis, subject to adjustment) for any three consecutive months, and will terminate as to both of the directors if Sprint fails to maintain at least a 10% equity interest over the same period. A separate vote of 66.67% of the then-outstanding shares of series A and B convertible preferred stock is required in certain limited situations, including liquidation, dissolution or winding up of the Company, or taking certain actions which would adversely affect the rights of the holders of the series A and B convertible preferred stock as a class.

9. DEDUCTIONS FOR DIVIDENDS ON CONVERTIBLE PREFERRED STOCK

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

    Dividends on convertible preferred stock are reflected as an increase to net loss attributable to common stockholders. This adjustment reflects the liquidation dividend of $8.8 million based on a 3% dividend (Note 8) and the accretion of a $5.3 million dividend related to the beneficial conversion feature of The series A convertible preferred stock in accordance with EITF Topic No. D-60 based upon the rate at which the preferred stock becomes convertible.

10. STOCK OPTIONS AND WARRANTS

    Options and warrants granted by Earthlink Network and MindSpring will
(i) maintain their rights, (ii) continue to vest as originally scheduled and
(iii) be redeemable in the common stock of Earthlink, Inc.

1995 STOCK OPTION PLAN

    EarthLink Network and MindSpring established their "1995 Stock Option Plans" in September 1995 and February 1995, respectively. Each of the plans provides for the grant of incentive stock options to purchase shares of common stock to employees of the Company and non-qualified stock options to employees, officers, directors and consultants of the Company. Total options available under the EarthLink Plan and the MindSpring Plan were 12,435,500 and 9,000,000, respectively. Both Plans are administered by

                                EARTHLINK, INC.

10. STOCK OPTIONS AND WARRANTS (CONTINUED)

a committee appointed by the Board of Directors which determines the terms of the options granted, including the exercise price, the number of shares subject to option, and the option vesting period. The exercise price of all options granted under the plan must be at least 100% of the fair market value on the date of grant. Options generally have a maximum term of ten years and vest over terms of four to five years.

OPTIONS GRANTED UNDER EARTHLINK NETWORK DIRECTORS STOCK OPTION PLAN

    In September 1995, EarthLink Network established the EarthLink Network Directors Stock Option Plan (the "Directors Plan"). The Directors Plan, as amended and restated in December 1996, provides for the grant of options to purchase an aggregate of 201,875 shares of common stock to directors who do not also serve as employees of the Company and do not beneficially own, nor are employees, directors or officers of any entity which owns 5% or more of the outstanding shares of the Company's capital stock. Under the Directors Plan, grants of options to purchase 32,300 and 8,075 shares of common stock are automatically made to each non-management director at such time as the person first becomes a member of the board of directors and at the beginning of each fiscal year, respectively. Options generally have a maximum term of ten years and vest in equal quarterly increments over a five year period. As of December 31, 1999, there were no outstanding options to purchase shares of common stock under the Directors Plan.

MINDSPRING DIRECTORS STOCK OPTION PLAN

    Under the MindSpring Directors' Stock Option Plan (the "Directors' Plan"), adopted in December 1995, 420,000 shares of common stock are authorized for issuance to nonemployee directors in the form of 60,000 options per director) upon their initial election or appointment to the board or, in the case of directors who joined the board prior to the creation of the Directors' Plan, upon the adoption of the Directors' Plan by the board of directors. The Directors' Plan, as amended by the board of directors on March 26, 1999 and approved by the stockholders on April 22, 1999, provides for discretionary option grants. Options become exercisable as follows: (i) 50% of the options become exercisable two years after the date of grant, (ii) an additional 25% of the options become exercisable three years after the date of grant, and (iii) the remaining 25% of the options become exercisable four years after the date of grant. All options were granted at an exercise price equal to the estimated fair value of the common stock at the dates of grant as determined by the board of directors based upon equity transactions and other analyses. The options expire ten years from the date of grant.

NON-QUALIFIED OPTION GRANTS

    In addition to the options granted under the plans described above, EarthLink Network granted non-qualified stock options to certain employees, officers and directors. Non-qualified options generally have a maximum term of ten years and generally vest in equal quarterly increments over a five-year period.

                                EARTHLINK, INC.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. STOCK OPTIONS AND WARRANTS (CONTINUED)

VALUE OF OPTIONS GRANTED TO EMPLOYEES

    For disclosure purposes, the fair value of all stock options granted is estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted:

                                                     YEAR ENDED DECEMBER 31,
                                                ---------------------------------
                                                  1997        1998        1999
                                                ---------   ---------   ---------
Annual dividends..............................       zero        zero        zero
Expected volatility...........................        69%         83%         92%
Risk free interest rate.......................      6.49%       5.28%       5.44%
Expected life.................................  6.6 years   6.6 years   6.6 years


    The following weighted average assumptions were used for stock options granted by MindSpring:

                                                     YEAR ENDED DECEMBER 31,
                                                ---------------------------------
                                                  1997        1998        1999
                                                ---------   ---------   ---------
Annual dividends..............................       zero        zero        zero
Expected volatility...........................        58%         95%         84%
Risk free interest rate.......................      6.40%       5.30%       5.40%
Expected life.................................  3.5 years   3.5 years   3.5 years

    Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, net loss attributable to common stockholders and net loss attributable to common shareholders per share would have been increased as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1997       1998       1999
                                                 --------   --------   --------
                                                     (IN THOUSANDS, EXCEPT
                                                        PER SHARE DATA)
Net loss attributable to common stockholders
  As reported..................................  $33,997    $ 60,779   $187,800
                                                 =======    ========   ========
  Pro forma....................................  $36,137    $110,808   $283,090
                                                 =======    ========   ========
Basic and diluted net loss per share
  As reported..................................  $  0.44    $   0.66   $   1.65
                                                 =======    ========   ========
  Pro forma....................................  $  0.47    $   1.21   $   2.49
                                                 =======    ========   ========

WARRANTS

    The Company has issued to certain Board members, consultants, lessors, creditors and others warrants to purchase shares of the Company's common stock.

                                EARTHLINK, INC.

10. STOCK OPTIONS AND WARRANTS (CONTINUED)

WARRANTS ISSUED FOR SERVICES

    In January 1997 and October 1997, EarthLink Network issued warrants to purchase 19,000 and 81,000 shares, respectively, of EarthLink Network's common stock to certain consultants. The respective exercise prices of the warrants were $4.03 and $5.50. The fair value of the warrants is reflected as prepaid consulting fees and amortized ratably over the life of the consulting agreement. Consulting expense recorded with respect to warrants issued to consultants was $23,340, $34,836 and $34,836 during 1997, 1998 and 1999, respectively.

    In March 1997 and October 1997, EarthLink Network issued warrants to purchase 24,225 shares of the Company's common stock to each of two new members of the Company's Technology Advisory Council. The warrants have an exercise price of $3.25 per share and $5.50 per share, respectively, and vest quarterly over two years. The fair value of the warrants is reflected as deferred professional services expense and amortized ratably over the member's two year term of service in the Technology Advisory Council.

    Following is a summary of combined stock option and warrant activity of both EarthLink Network and MindSpring during the three years ended December 31, 1999:

                                                     NUMBER OF SHARES
                                                      OF COMMON STOCK     WEIGHTED
                                                    -------------------   AVERAGE
                                                     STOCK                EXERCISE
                                                    OPTIONS    WARRANTS    PRICE
                                                    --------   --------   --------
                                                      (IN THOUSANDS)
Balance at December 31, 1996......................    8,533      2,751     $ 1.72
Granted...........................................    2,184        148     $ 3.44
Exercised.........................................     (548)        --     $ 0.75
Forfeited.........................................   (1,031)        --     $ 2.37
                                                     ------     ------     ------
Balance at December 31, 1997......................    9,138      2,899     $ 2.05
Granted...........................................    4,657         12     $17.22
Exercised.........................................   (2,813)    (1,151)    $ 1.56
Forfeited.........................................     (545)        --     $ 5.29
Surrendered in cashless exercise..................      (13)      (240)    $ 5.43
                                                     ------     ------     ------
Balance at December 31, 1998......................   10,424      1,520     $ 7.71
Granted...........................................    5,801         --     $37.04
Exercised.........................................   (2,290)      (538)    $ 2.47
Forfeited.........................................   (1,450)        --     $27.62
Surrendered in cashless exercise..................       --         (2)    $ 2.51
                                                     ------     ------     ------
Balance at December 31, 1999......................   12,485        980     $14.72
                                                     ======     ======     ======
Exercisable at December 31, 1997..................    2,373      2,703
                                                     ======     ======
Exercisable at December 31, 1998..................    2,251      1,412
                                                     ======     ======
Exercisable at December 31, 1999..................    2,505        913
                                                     ======     ======

    The weighted average fair values of the options granted by the Company, during the three years ended December 31, 1999, were $6.93, $16.31 and $25.76, respectively. The weighted average fair values of

                                EARTHLINK, INC.

10. STOCK OPTIONS AND WARRANTS (CONTINUED)

warrants granted by during the two years ended December 31, 1998 were $4.00 and $13.97, respectively. There were no warrants granted in 1999.

    Following is a summary of stock options and warrants outstanding as of December 31, 1999:

                                     OPTIONS AND WARRANTS OUTSTANDING      OPTIONS AND WARRANTS
                                   ------------------------------------        EXERCISABLE
                                                  WEIGHTED                ----------------------
                                                   AVERAGE     WEIGHTED                 WEIGHTED
                                                  REMAINING    AVERAGE                  AVERAGE
            RANGE OF                 NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
        EXERCISE PRICES            OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
--------------------------------   -----------   -----------   --------   -----------   --------
        0.1067           0.5950       986,625        5.61       $ 0.42       889,725      0.42
        1.0634           1.4985     1,929,827        5.48       $ 1.41     1,194,531      1.39
        1.5209          42.8019     9,075,250        8.33       $16.74     1,333,658      7.67
       43.0341          46.2190     1,185,710        9.10       $44.42            --        --
       48.6068          51.4375       287,938        9.26       $48.73            --        --
                                   ----------                              ---------
        0.1067          51.4375    13,465,350        7.95       $18.54     3,417,914      3.78
                                   ==========                              =========

11. INCOME TAXES

    The provision for income taxes is comprised of the following:

                                                           1997        1998       1999
                                                        ----------   --------   --------
                                                                 (IN THOUSANDS)
Current...............................................  $      --     $3,000    $ 3,654
Deferred..............................................         --       (606)    (3,654)
                                                        ----------    ------    -------
Income tax provision (benefit)........................  $      --     $2,394    $    --
                                                        ==========    ======    =======

    The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company's effective tax rate for financial statement purposes:

                                                          DECEMBER 31,
                                                 ------------------------------
                                                   1997       1998       1999
                                                 --------   --------   --------
Federal income tax (benefit) at statutory
  rate.........................................  $(11,899)  $(17,774)  $(60,793)
State income taxes, net of federal benefit.....      (168)    (3,064)    (8,915)
Nondeductible expenses.........................        --         54        135
Nondeductible goodwill.........................        --      4,922      7,735
Valuation allowance............................    12,067     18,085     62,083
Other..........................................        --        171       (245)
                                                 --------   --------   --------
                                                 $     --   $  2,394   $     --
                                                 ========   ========   ========

                                EARTHLINK, INC.

11. INCOME TAXES (CONTINUED)

    Deferred tax assets and liabilities include the following:

                                                            DECEMBER 31,
                                                       -----------------------
                                                         1998         1999
                                                       --------   ------------
                                                           (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards...................  $ 42,625   $     67,531
  Member base........................................        --         31,315
  Allowance for doubtful accounts....................       657          1,600
  Deferred income....................................     2,912          6,177
  Accrued vacation...................................       818          1,580
  Other accrued liabilities..........................       211            811
                                                       --------   ------------
  Gross deferred tax assets..........................    47,223        109,014

Valuation allowance..................................   (29,412)       (95,977)
                                                       --------   ------------
  TOTAL DEFERRED TAX ASSETS..........................    17,811         13,037

Deferred tax liabilities:
  Member base........................................   (13,397)            --
  Depreciation and amortization......................    (3,557)        (2,025)
  Co-branding........................................        --         (6,512)
  Other..............................................      (251)          (240)
                                                       --------   ------------
  TOTAL DEFERRED TAX LIABILITIES.....................   (17,205)        (8,777)
                                                       --------   ------------
  NET DEFERRED TAXES.................................  $    606   $      4,260
                                                       ========   ============

    At December 31, 1998 and 1999, the Company had net operating loss carryforwards for federal income tax purposes totaling approximately
$106.8 million, and $177.7 million, respectively, which begin to expire in 2010. At December 31, 1998 and 1999, the Company had net operating loss carryforwards for state income tax purposes totaling approximately $70.0 million and $90.4 million, respectively, which begin to expire in 2001. The Internal Revenue Code of 1986, as amended, includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur, including significant changes in ownership. Due to the Company's merger and other issuances of common stock and common stock equivalents, utilization of the Company's net operating loss carryforwards to offset future income may be limited. At December 31, 1998 and 1999, the net operating loss includes approximately $24.0 million and $64.0 million, respectively, related to the exercise of employee stock options and warrants. Any benefit resulting from the utilization of this portion of the net operating loss will be credited directly to equity.

    The Company has recorded a net deferred tax asset to the extent that its current deferred tax assets will reverse within the two year federal net operating loss carryback period.

                                EARTHLINK, INC.

12. COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases its facilities and certain equipment under non-cancelable operating leases expiring in various years through 2008. Total rent expense in 1997, 1998 and 1999 for all operating leases amounted to $3.3 million, $4.4 million and $12.8 million respectively. The Company also leases equipment, primarily data communications equipment, under non-cancelable capital leases. Most of the Company's capital leases include purchase options at the end of the lease term.

    During the three years ended December 31, 1999, the Company financed the acquisition of data processing and office equipment amounting to approximately $10.5 million, $9.3 million and $13.5 million, respectively, by entering into a number of leases and agreements for the sale and leaseback of equipment. The saleleaseback transactions are recorded at cost, which approximates the fair market value of the property and, therefore, no gains or losses have been recorded. The property remains on the books and continues to be depreciated. A financing obligation representing the proceeds is recorded and reduced based upon payments under the lease agreement.

    The Company maintains facilities and offices at various locations throughout the United States for general corporate purposes, including technology centers, member call centers, office space and headquarters.

    All operating leases include scheduled base rent increases over the respective lease terms. The total amount of base rent payments is being charged to expense on the straight-line method over the terms of the leases. In addition to base rent payments, the Company pays a monthly allocation of the buildings' operating expenses. The Company has recorded a deferred rent liability to reflect the excess of rent expense over cash payments since the inception of the leases.

    Minimum lease commitments under non-cancelable leases at December 31, 1999 are as follows:

YEAR ENDING                                               CAPITAL    OPERATING
DECEMBER 31,                                               LEASES     LEASES
------------                                              --------   ---------
                                                             (IN THOUSANDS)
2000....................................................  $ 13,096   $ 14,656
2001....................................................     6,844     16,705
2002....................................................     2,408     17,748
2003....................................................        54     17,180
2004....................................................        --     14,043
Thereafter..............................................        --     38,783
                                                          --------   --------
Total minimum lease payments............................    22,402   $119,115
                                                                     ========
Less amount representing interest.......................    (2,286)
                                                          --------
Present value of future lease payments..................    20,116
Less current portion....................................   (11,724)
                                                          --------
                                                          $  8,392
                                                          ========

                                EARTHLINK, INC.

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)

SIGNIFICANT AGREEMENTS

    Access to the Internet for members outside of areas served by the Company's owned network is provided through points of presence ("POP") capacity leased from third party providers. EarthLink is, in effect, buying this capacity in bulk at a discount, and providing access to EarthLink's member base at EarthLink's normal rates. At December 31, 1999, $1 million and $3.9 million in amounts due to Level 3 and Sprint, respectively, were recorded in accounts payable and $7.2 million and $7.5 million in amounts due to UUNET and PSINet, respectively, were recorded in other accounts payable and accrued liabilities.

    Minimum commitments under non-cancelable network service agreements from UUNET, GTE Internetworking Incorporated and PSINet are as follows:

YEAR ENDING
DECEMBER 31,                                                  IN MILLIONS
------------                                                  -----------
2000........................................................    $ 68.0
2001........................................................      66.9
2002........................................................      41.4
                                                                ------
Total.......................................................    $176.3
                                                                ======

13. PROFIT SHARING PLAN

    Effective January 1997, EarthLink Network implemented a profit sharing plan (the "Plan") pursuant to Section 401(k) of the Internal Revenue code, whereby participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. EarthLink Network makes a discretionary matching contribution of 25% up to a maximum of 6% of the participant's total eligible compensation. The Company's matching contributions vest over four years from the participant's date of hire. Total contributions for 1997, 1998 and 1999 were $84,000, $285,000, and $375,000 respectively.

    Prior to the merger with EarthLink Network, MindSpring had a savings plan (the "Savings Plan") that qualified as a deferred salary arrangement under
Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Company did not make any matching contributions to the Savings Plan.

                                EARTHLINK, INC.

14. DISCLOSURE OF CASH FLOW INFORMATION

                                                        YEAR ENDED DECEMBER 31,
                                                     ------------------------------
                                                       1997       1998       1999
                                                     --------   --------   --------
                                                             (IN THOUSANDS)
Cash paid during the year for interest.............   $2,714     $2,991    $ 7,776
Cash paid during the year for income taxes.........        1        435      6,581
Non cash transactions related to the conversion
  of notes payable to equity.......................      725      5,043         --
Common stock subscription..........................       --      1,041         --
Non cash adjustments related to accretion
  dividends........................................       --      7,601     14,106
Common stock issued in conjunction with
  acquisition......................................       --         --     30,000
Assets acquired under capital lease................    8,443         --         --
Noncash accrual for acquired subscriber base.......   $   --     $7,000    $    --

15. RELATED PARTY TRANSACTIONS

    Mr. Cambell Lanier is a stockholder and member of the Board of Directors of both EarthLink Inc. and ITC Holding. ITC Holdings holds 10.7 million shares of EarthLink Inc. common stock as of December 31, 1999. The Company has entered into certain business relationships with several subsidiaries and affiliates of ITC Holding Company, Inc. ("ITC Holding"). Except as noted below, none of these transactions were material for the periods presented.

    The Company purchases long-distance telephone services and wide area network transport service from ITC DeltaCom, Inc. (ITC DeltaCom"), a related party through relationships with ITC Holding. Long-distance charges from ITC DeltaCom totaled approximately $1,942,000, $3,672,000 and $9,540,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

16. SUBSEQUENT EVENTS

    In January 2000, the Company entered into a multi-year partnership to deliver services to customers of Apple Computer Corporation in the U.S. Under the terms of the partnership, EarthLink will become the exclusive default ISP in Apple's Internet Setup Software included with all Apple Macintosh-Registered Trademark-computers sold in the U.S. In addition, Apple purchased 7,083,333 shares of Series C convertible preferred stock for $200 million. Apple has the right to appoint a member to EarthLink's Board of Directors.

    On February 4, 2000, EarthLink Network and MindSpring merged into EarthLink, Inc. in a transaction accounted for as tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and as a "pooling-of-interests" transaction. Each outstanding share of EarthLink Network securities was exchanged for 1.615 shares of the equivalent securities of the new company and each outstanding share of MindSpring securities was exchanged for one share of the equivalent securities of the new Company. In connection with the merger, the new company assumed EarthLink Network's alliance agreements with Sprint. As a result, Sprint has the right, among others, to appoint up to two (2) representatives to the new company's board of directors provided Sprint holds 20% or more of EarthLink's fully diluted outstanding stock, to appoint one representative to the new company's board of directors provided Sprint holds 10% or more of EarthLink's fully diluted outstanding stock and to purchase additional shares of equity securities in the new company in order to maintain, but not exceed, a 27.8%

                                  EARTHLINK, INC.

16. SUBSEQUENT EVENTS (CONTINUED)

ownership level. The new Company has also assumed MindSpring's outstanding 5% convertible subordinated notes and the indentures pursuant to which the notes were issued. The merger has given rise to the MindSpring noteholders' right to have the new company repurchase the notes at 100% of the principal amount plus accrued interest to the date of repurchase. Under the Agreement and Plan of Reorganization, any notes presented for repurchase will only be repurchased for cash. Accordingly, the Company extended an offer to purchase the notes for cash as of April 7, 2000. If all holders exercise this option, the payment will be $184.3 million plus interest.

    In February 2000, Sprint exercised its preemptive rights to maintain its ownership in the Company after the aforementioned purchase of shares by Apple Computer corporation. Accordingly, Sprint purchased 2.7 million shares of which 682,000 were common stock and 2.0 million were series B convertible preferred stock.

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following table sets forth certain unaudited quarterly financial data for the eight quarters ended December 31, 1999. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited financial statements contained herein and includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein when read in conjunction with the combined financial Statements and Notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                            MAR. 31    JUN. 30    SEPT. 30   DEC. 31    MAR. 31    JUN. 30    SEPT. 30   DEC. 31
                                              1998       1998       1998       1998       1999       1999       1999       1999
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:.................................  $51,210    $ 63,050   $ 78,519   $ 97,835   $129,871   $163,664   $177,753   $199,145
Operating costs and expenses:.............   56,097      72,879     95,473    120,620    161,493    204,859    232,980    266,781
Loss from operations......................   (4,887)     (9,829)   (16,954)   (22,785)   (31,622)   (41,195)   (55,227)   (67,636)
Deductions for accretion dividends (1)....       --      (1,054)    (3,276)    (3,271)    (3,646)    (3,627)    (3,404)    (3,429)
                                            -------    --------   --------   --------   --------   --------   --------   --------
Net loss attributable to common
  stockholders............................  $(5,919)   $(11,464)  $(18,542)  $(24,854)  $(31,403)  $(39,685)  $(52,529)  $(64,183)
                                            =======    ========   ========   ========   ========   ========   ========   ========
Basic and diluted net loss per share
  (2).....................................  $ (0.07)   $  (0.13)  $  (0.19)  $  (0.25)  $  (0.29)  $  (0.35)  $  (0.45)  $  (0.55)
                                            =======    ========   ========   ========   ========   ========   ========   ========

------------------------------
(1) Reflects the accretion of Liquidation Dividends on Series A and B convertible preferred stock at 3% compounded quarterly and the accretion of a dividend related to the beneficial conversion feature in accordance with EITF D-60.

(2) Each outstanding share of EarthLink Network common stock was exchanged for
    1.615 shares of the common stock of the new company and each outstanding share of MindSpring common stock was exchanged for one share of the common stock of the new company. See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of weighted average shares outstanding in the net loss per share computation.

     (c) Exhibits.

            23.1     Consent of PricewaterhouseCoopers LLP

            23.2     Consent of Arthur Andersen LLP

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         EARTHLINK, INC.

Date:  July 7, 2000                      By: /s/ Michael S. McQuary
                                           ------------------------
                                             Michael S. McQuary
                                             President

                                  INDEX TO EXHIBITS

EXHIBIT
NUMBER                      DESCRIPTION
--------                    -----------

23.1           Consent of Pricewaterhouse Coopers LLP

23.2           Consent of Arthur Andersen LLP